As filed with the Securities and Exchange Commission on October 26, 2020

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KINTARA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	99-0360497 (I.R.S. Employer Identification No.)

12707 High Bluff Dr., Suite 200

San Diego, CA 92130

Telephone: (858) 350-4364

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal
Executive Offices)

Saiid Zarrabian

Chief Executive Officer

Kintara Therapeutics, Inc.

12707 High Bluff Dr., Suite 200

San Diego, CA 92130

Telephone: (858) 350-4364

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Steven M. Skolnick, Esq.

Michael J. Lerner, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Telephone: (212) 262-6700

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☒	Smaller reporting company: ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	34,990,252	$1.48	(3)	$51,785,572.96	$5,649.81

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transaction

(2)

Represents 34,990,252 shares of our common stock, $0.001 par value per share (the “Common Stock”) consisting of (i) 16,303,502 shares of the registrant’s Common Stock issuable upon conversion of outstanding shares of Series C-1 Preferred Stock; (ii) 1,490,960 shares of the registrant’s Common Stock issuable upon conversion of outstanding shares of Series C-2 Preferred Stock; (iii) 2,787,847 shares of the registrant’s Common Stock issuable upon conversion of outstanding shares of Series C-3 Preferred Stock; (iv) up to 11,412,674 shares of Common Stock payable as dividends on the Series C-1 Preferred Stock; (v) up to 1,043,727 shares of Common Stock payable as dividends on the Series C-2 Preferred Stock;  and (vi) up to 1,951,542 shares of Common Stock payable as dividends on the Series C-3 Preferred Stock.

(3)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Act, based upon the average of the high and low sales prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on October 22, 2020.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 26, 2020

PROSPECTUS

34,990,252 SHARES OF COMMON STOCK

The selling stockholders identified in this prospectus may offer from time to time up to 34,990,252 shares of our common stock, $0.001 par value per share (the “Common Stock”), consisting of (i) 16,303,502 shares of the registrant’s Common Stock issuable upon conversion of outstanding shares of Series C-1 Preferred Stock; (ii) 1,490,960 shares of the registrant’s Common Stock issuable upon conversion of outstanding shares of Series C-2 Preferred Stock; (iii) 2,787,847 shares of the registrant’s Common Stock issuable upon conversion of outstanding shares of Series C-3 Preferred Stock; (iv) up to 11,412,674 shares of Common Stock payable as dividends on the Series C-1 Preferred Stock; (v) up to 1,043,727 shares of Common Stock payable as dividends on the Series C-2 Preferred Stock;  and (vi) up to 1,951,542 shares of Common Stock payable as dividends on the Series C-3 Preferred Stock. We sold the shares of Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock to the selling stockholders through a series of three private placement closings, which we completed on August 19, 2020, August 24, 2020 and August 31, 2020, respectively.

This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. Certain of the selling stockholders and intermediaries, who are identified as broker-dealers in the footnotes to the selling stockholder table contained in this prospectus, through whom such securities are sold are deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We believe that all securities purchased by broker-dealers or affiliates of broker-dealers were purchased by such persons and entities in the ordinary course of business and at the time of purchase, such purchasers did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

We will not receive any proceeds from the sale of the shares by the selling stockholders. We will pay the expenses of registering these shares.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “KTRA.” On October 22, 2020, the last reported sale price of our Common Stock was $1.50 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2020.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling stockholders identified in this prospectus may offer from time to time up to 34,990,252 shares of our Common Stock. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference, or to which we have referred you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Stock offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to Kintara Therapeutics, Inc., a Nevada corporation, and its subsidiaries.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the Securities and Exchange Commission, or the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Corporate Overview

Kintara Therapeutics, Inc. (formerly DelMar Pharmaceuticals, Inc.) is a clinical stage, biopharmaceutical company focused on the development and commercialization of new cancer therapies. We are dedicated to the development of novel cancer therapies for patients with unmet medical needs.  Our mission is to benefit patients by developing and commercializing anti-cancer therapies for patients whose solid tumors exhibit features that make them resistant to, or unlikely to respond to, currently available therapies, with particular focus on orphan cancer indications.

Our two lead candidates are VAL-083, a novel, validated, DNA-targeting agent, for the treatment of drug-resistant solid tumors such as glioblastoma multiforme (“GBM”) and potentially other solid tumors, including ovarian cancer, non-small cell lung cancer (“NSCLC”), and diffuse intrinsic pontine glioma (“DIPG”) and REM-001, a late-stage photodynamic therapy (“PDT”) for the treatment of cutaneous metastatic breast cancer (“CMBC”). PDT is a treatment that uses light sensitive compounds, or photosensitizers, that, when exposed to specific wavelengths of light, act as a catalyst to produce a form of oxygen that induces local tumor cell death.

Private Placement

In conjunction with the closing of the previously announced acquisition of Adgero Biopharmaceuticals Holdings, Inc., and through a series of three private placement closings, we issued a total of 25,028 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) at a purchase price of $1,000 per share for total aggregate gross proceeds of approximately $25 million, or net proceeds of approximately $21.7 million (the “Private Placement”).  Each closing of the Private Placement was priced at-the-market under the rules of the Nasdaq Stock Market.

The Series C Preferred Stock was issued in three series (C-1, C-2, and C-3) at conversion prices equal to $1.16, $1.214 and $1.15, respectively.  As result, we issued a total of 25,028 shares of Series C Preferred Stock, which will be convertible into an aggregate of 21,516,484 shares of Common Stock.  The Series C Preferred Stock will be entitled to receive dividends, payable in shares of Common Stock at a rate of 10%, 15%, 20% and 25% of the number of shares of Common Stock payable upon conversion of the Series C Preferred Stock, on the 12th, 24th, 36th and 48th month, anniversary of the initial closing of the Private Placement, which occurred on August 19, 2020; provided, that the holder of such shares has not converted the shares of Series C Preferred Stock prior to the applicable anniversary date of the initial closing of the Private Placement.

In addition, in connection with the Private Placement, we entered into a registration rights agreement with the selling stockholders (the “Registration Rights Agreement”), in which we agreed to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement with respect to resales of the shares of Common Stock issuable upon conversion of, and payable as dividends on, the Series C Preferred Stock purchased by the selling stockholders. Accordingly, as required by the Registration Rights Agreement, the registration statement of which this prospectus is a part, relates to the offer and resale of the shares of Common Stock issuable upon conversion of, and payable as dividends on, the Series C Preferred Stock issued to the selling stockholders.

Corporate Information

Our address is 12707 High Bluff Dr., Suite 200, San Diego, CA 92130 and our telephone number is (858) 350-4364. Our corporate website is: www.kintara.com. The content of our website shall not be deemed incorporated by reference in this prospectus and you should not consider such information as part of this prospectus.

THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 34,990,252 shares of our common stock, $0.001 par value per share (the “Common Stock”) purchased in our private placement offering, which had three closings between August 19, 2020 and August 31, 2020 (the “Private Placement”), consisting of (i) 16,303,502 shares of Common Stock issuable upon conversion of outstanding shares of Series C-1 Preferred Stock; (ii) 1,490,960 shares of Common Stock issuable upon conversion of outstanding shares of Series C-2 Preferred Stock; (iii) 2,787,847 shares of Common Stock issuable upon conversion of outstanding shares of Series C-3 Preferred Stock; (iv) up to 11,412,674 shares of Common Stock payable as dividends on the Series C-1 Preferred Stock; (v) up to 1,043,727 shares of Common Stock payable as dividends on the Series C-2 Preferred Stock; and (vi) up to 1,951,542 shares of Common Stock payable as dividends on the Series C-3 Preferred Stock. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of Common Stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

Common Stock Offered by the Selling Stockholders:	Up to 34,990,252 shares of Common Stock.

Common Stock Outstanding at October 20, 2020:	24,662,299 shares

Terms of the Offering:	The selling stockholders will determine when and how they will sell the Common Stock offered in this prospectus, as described in the “Plan of Distribution.”

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of Common Stock subject to resale by the selling stockholders under this prospectus.

Risk Factors:

An investment in the Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Symbol:	“KTRA”

RISK FACTORS

An investment in our Common Stock involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 as well as all of the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, before you decide to invest in our Common Stock. Our business, prospects, financial condition and results of operations may be materially and adversely affected as a result of any of such risks.  The value of our Common Stock could decline as a result of any of these risks.  You could lose all or part of your investment in our Common Stock. Some of our statements in sections entitled “Risk Factors” are forward-looking statements.   The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.

The Series C Preferred Stock will have rights, preferences and privileges that will not be held by, and will be preferential to, the rights of holders of our Common Stock, which could adversely affect the liquidity and financial condition of the Company, and may result in the interests of the holders of Series C Preferred Stock differing from those of the holders of our Common Stock.

The Series C Preferred Stock will rank on parity with the shares of the Company’s Series A Preferred Stock and Series B Preferred Stock with respect to liquidation preferences. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series C Preferred Stock will be entitled to receive distributions out of the Company’s assets in an amount per share equal to $1,000 plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock.

In addition, holders of Series C Preferred Stock will be entitled to dividends, payable in shares of Common Stock, at a rate of 10%, 15%, 20% and 25% of the number of shares of Common Stock payable upon conversion of the Series C Preferred Stock, on the 12th, 24th, 36th and 48th month, anniversary of the initial closing of the Private Placement. Dividends will be payable in shares of Common Stock and will only be payable to those holders that continue to hold Series C Preferred Stock on the respective anniversary dates of the initial closing of the Private Placement, which occurred on August 19, 2020.

These dividend obligations to the holders of Series C Preferred Stock could limit the Company’s ability to obtain additional financing, which could have an adverse effect on its financial condition. The preferential rights described above could also result in divergent interests between the holders of shares of Series C Preferred Stock and the holders of our Common Stock.

Any issuance of our Common Stock upon conversion of the Series C Preferred Stock will cause dilution to the Company’s then existing stockholders and may depress the market price of our Common Stock.

The Series C Preferred Stock accrues dividends in shares of Common Stock at an initial minimum rate of 10% per annum and following the forty eight month anniversary of the initial closing of the Private Placement, such dividend rate could increase to as high as 25% per annum. Each class of Series C Preferred Stock has a Conversion Price that is equal to the lesser of (i) the closing price of the Company’s Common Stock on Nasdaq on the date immediately preceding the signing of the applicable binding agreements for the applicable closing date of the Private Placement for which the Series C Preferred Stock is issued or (ii) the average closing price of the Company’s Common Stock on Nasdaq for the five trading days immediately preceding the signing of the applicable binding agreements for the applicable closing date of the Private Placement for which the Series C Preferred Stock is issued, subject to adjustment. The Conversion Prices for the Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock are $1.16, $1.214 and $1.15, respectively.

The issuance of Common Stock upon conversion of the Series C Preferred Stock and as payment of dividends on the Series C Preferred Stock will result in immediate and substantial dilution to the interests of holders of our Common Stock, and such dilution will increase over time in connection with the accrual of dividends on the Series C Preferred Stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, regarding our business, clinical trials, financial condition, expenditures, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “planned expenditures,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus, any prospectus supplement and the documents we incorporate by reference.  Additionally, statements concerning future matters are forward-looking statements.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks relating to:

•	our ability to raise funds for general corporate purposes and operations, including our research activities and clinical studies;
•	the impact of the recent outbreak of COVID-19 on our business and operations or on the economy generally;
•	our ability to recruit qualified management and technical personnel;
•	the cost, timing, scope and results of our clinical studies;
•	our ability to expand our international business;
•	our ability to obtain and maintain required regulatory approvals for our products;
•	our expectations regarding the use of our existing cash;
•	our ability to realize the anticipated benefits from the acquisition of Adgero Biopharmaceuticals Holdings, Inc.;
•	our ability to obtain or maintain patents or other appropriate protection for the intellectual property utilized in our current and planned products;
•	our ability to develop and commercialize products without infringing the intellectual property rights of third parties; and
•

other risks more fully discussed in the “Risk Factors” section in this prospectus, the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

You should refer to the “Risk Factors” section contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus and any prospectus supplement will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the 34,990,252 shares of Common Stock subject to resale by the selling stockholders under this prospectus. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling stockholders.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders listed below (or their successors and assigns) were issued, or may be issued, as the case may be, upon conversion of, or payable as dividends on, the Series C Preferred Stock sold in the Private Placement. In connection with the Private Placement, we have agreed to file this registration statement covering the resale of the shares of Common Stock.

Between August 19, 2020 to August 31, 2020, we entered into subscription agreements with accredited investors relating to an offering and the sale of an aggregate of (i) 19,587 shares of Series C-1 Preferred Stock, with a conversion price of $1.16 per share, convertible into 16,885,345 shares of Common Stock,  (ii) 2,185 shares of Series C-2 Preferred Stock, with a conversion price of $1.214 per share, convertible into 1,799,835 shares of Common Stock and (iii) 3,256 shares of Series C-3 Preferred Stock, with a conversion price of $1.15 per share, convertible into 2,831,304 shares of Common Stock.

The Series C Preferred Stock will be entitled to receive dividends, payable in shares of Common Stock at a rate of 10%, 15%, 20% and 25% of the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock, on the 12th, 24th, 36th and 48th month anniversary, respectively, of the initial closing of the Private Placement, which occurred on August 19, 2020. Dividends will be payable in shares of Common Stock and will only be payable to those holders who continue to hold the Series C Preferred Stock on the respective anniversary dates of the initial closing of the Private Placement.  The Series C Preferred Stock, assuming that each holder continues to hold the Series C Preferred Stock until the 48th month anniversary of the initial closing of the Private Placement, accrues dividends in an amount of (i) up to 11,819,741 shares of Common Stock payable as dividends on the Series C-1 Preferred Stock, (ii) up to 1,259,885 shares of Common Stock payable as dividends on the Series C-2 Preferred Stock and (iii) up to 1,981,913 shares of Common Stock payable as dividends on the Series C-3 Preferred Stock.

The Series C Preferred Stock contains limitations that prevent the holder of any Series C Preferred Stock from acquiring shares upon conversion of the Series C Preferred Stock that would result in the number of shares beneficially owned by it and its affiliates exceeding 9.99% of the total number of shares of our Common Stock then issued and outstanding. The number of shares in the third column reflects this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Within the past three years, other than the relationships described herein, none of the selling stockholders has held a position as an officer a director of ours, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates.  All information with respect to share ownership has been furnished by the selling stockholders, unless otherwise noted.

Certain of the selling stockholders and intermediaries, who are identified as broker-dealers in the footnotes to the selling stockholder table, through whom such securities are sold are deemed “underwriters” within the meaning of the Securities Act, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We believe that all securities purchased by broker-dealers or affiliates of broker-dealers were purchased by such persons and entities in the ordinary course of business and at the time of purchase, such purchasers did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of Common Stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the Common Stock registered hereby.

The table below sets forth, as of October 20, 2020, the following information regarding the selling stockholders:

•

the number of shares of Common Stock beneficially owned by each selling stockholder prior to this offering, including shares of Common Stock assuming that each selling stockholder will hold the Series C Preferred Stock until the 48th month anniversary of the initial closing of the Private Placement;

•	the number of shares of Common Stock to be offered by each selling stockholder in this offering;
•	the number of shares of Common Stock to be beneficially owned by each selling stockholder assuming the sale of all of the Common Stock covered by this prospectus; and
•

the percentage of our issued and outstanding Common Stock to be owned by each selling stockholder assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of October 20, 2020, and assuming that each selling stockholder will hold the Series C Preferred Stock until the 48th month anniversary of the initial closing of the Private Placement.

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (1)	Maximum Number of Shares to be Offered in the Offering	Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
			# of Shares (1)(2)	% of Class (1)(2)
Gregg D. Rock D.P.M., P.C. Defined Benefit Plan (3)	146,554	146,554	-	-
Artem Perchenok	36,640	36,640	-	-
Preston E. Cloke	36,640	36,640	-	-
Felicidad Coopersmith	21,986	21,986	-	-
GDR Associates GP (4)	219,831	219,831	-	-
Dale Myer	73,278	73,278	-	-
Jeffrey S. Coopersmith	29,314	29,314	-	-
Gregg D. Rock	512,934	512,934	-	-
Aimee E. Coopersmith 2010 Trust (5)	21,986	21,986	-	-
Lee Brandon	95,261	95,261	-	-
Ralph Hagedorn	108,290	108,290	-	-
Kin Shing Wong	71,652	71,652	-	-
Orkun Gumusayak	36,640	36,640	-	-
Zemel Family Trust (6)	73,278	73,278	-	-
Robert Crames	146,554	146,554	-	-
Northlea Partners, LLLP (7)	52,379	36,640	15,739	*
William Havlik & Deborah Havlik	43,969	43,969	-	-
Antonyk Ter-Gevondyan	58,623	58,623	-	-
Brian Summer	36,640	36,640	-	-
Manny Family Revocable Trust (8)	36,640	36,640	-	-
Dana Erik Lambert	50,646	50,646	-	-
Theodore J. Flocco	36,640	36,640	-	-
Matthew Grodin	36,640	36,640	-	-
Ronald D. Wenger Trust (9)	29,314	29,314	-	-
Cheryl Hintzen	146,554	146,554	-	-
Emerald Shoals Ventures LLC (10)	3,498,115	2,931,036	567,079	4.9%
Geoffrey Hoguet	366,382	366,382	-	-
Daniel S. Messina	73,278	73,278	-	-
Infinity Capital Ventures LLC (11)	190,519	190,519	-	-
Tim Turner & Vivian Turner	73,278	73,278	-	-
Mark Grindol	36,640	36,640	-	-
Anthony Intenzo & Valerie Intenzo	146,554	146,554	-	-
Thomas A. Masci Jr.	293,106	293,106	-	-
Charles Richard Scott	29,314	29,314	-	-
Sonny Lee	36,640	36,640	-	-
Joseph A. Barberi	36,640	36,640	-	-
Daniel P. Hafeman	36,640	36,640	-	-
Donald P. Sesterhenn	36,640	36,640	-	-
Patrick de Cavaignac	73,278	73,278	-	-
Jose M. Figueroa Robles	21,986	21,986	-	-

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (1)	Maximum Number of Shares to be Offered in the Offering	Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
			# of Shares (1)(2)	% of Class (1)(2)
Philip M. Cannella	36,640	36,640	-	-
Charles Klein & Helene Klein	219,831	219,831	-	-
Michael Delaney	36,640	36,640	-	-
Imran Ullah Khan	21,986	21,986	-	-
Richard Ruscio	43,969	43,969	-	-
Moises Benzaquen	146,554	146,554	-	-
Kurtis D. Hughes	73,278	73,278	-	-
Melville E. Ingalls	73,278	73,278	-	-
Stephen R. Shumpert	366,382	366,382	-	-
John C. Boyer & Marilyn L. Boyer (12)	124,246	109,917	14,329	*
Diana and David Freshwater Living Trust, dated January 20, 2004 (13)	146,554	146,554	-	-
Michael Sokoloff	36,640	36,640	-	-
GYO Ventures LLC (14)	134,831	134,831	-	-
Burt Stangarone	58,623	58,623	-	-
David S. Nagelberg 2003 Revocable Trust (15)	146,554	146,554	-	-
Yandle Family Revocable Trust September 5, 2001 (16)	146,554	146,554	-	-
Mazen Hanna	293,106	293,106	-	-
Bradley C. Karp & Belinda Karp	146,554	146,554	-	-
Omar Haroon	36,640	36,640	-	-
Adolfo Carmona & Donna Carmona	146,554	146,554	-	-
Rishi Krishan Sharma	73,278	73,278	-	-
Declaration of Trust of Bernard D. Paul, dated December 23, 1976, as amended (17)	73,278	73,278	-	-
Rafael Rayek & Sara Rayek	36,640	36,640	-	-
Jaden T. Feldman Irrevocable Trust (18)	36,640	36,640	-	-
Jasper M. Feldman Irrevocable Trust (19)	36,640	36,640	-	-
Philip A. Romm MD PC (20)	146,554	146,554	-	-
College Trader Co. (21)	36,640	36,640	-	-
Major American Marketing International Company (22)	36,640	36,640	-	-
Isaac H. Isakow and Jennifer L. Isakow 2014 Revocable Living Trust (23)	219,831	219,831	-	-
Daren Hornig	146,554	146,554	-	-
Andrew Fisher & Melissa Fisher	178,034	146,554	31,480	*
James A. Herzoff & Deborah M. Herzoff	58,623	58,623	-	-
John S. Solberger	21,986	21,986	-	-
The Blackfelner Family Trust (24)	122,669	43,969	78,700	*
Jason D. Klein	29,314	29,314	-	-
AJ Corso Jr.	36,640	36,640	-	-
The Duane and Andrea Blech Revocable Trust dated August 10, 2005 (25)	146,554	146,554	-	-
Clifford Berger	293,106	293,106	-	-
William C. Stone (26)	149,337	73,278	76,059	*
EME Kikirov, Inc. (27)	36,640	36,640	-	-
First Riverside Investors, LP (28)	1,548,130	1,471,894	76,236	1.5%
Scott Minuta	879,314	879,314	-	-
Wincorp Universal Limited (29)	102,588	102,588	-	-
The Roger C. Clarke Revocable Trust dated April 28, 2009 (30)	29,314	29,314	-	-
Lamb Superannuation Fund (31)	146,554	146,554	-	-
Stone Tower Investments LLC (32)	109,917	109,917	-	-
John Alexander Palesty	73,278	73,278	-	-
John V. Boulger	178,034	146,554	31,480	*
Barbara S. Feingold Irrevocable Trust – 2015 (33)	732,761	732,761	-	-
The Samantha M. Feingold 2014 Irrevocable Trust B (34)	732,761	732,761	-	-
Glen S. Feingold Irrevocable Trust – 2015 (35)	732,761	732,761	-	-
Eric I. Feingold Irrevocable Trust – 2015 (36)	732,761	732,761	-	-
Ana Luisa Ponti Ferrari	73,278	73,278	-	-

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (1)	Maximum Number of Shares to be Offered in the Offering	Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
			# of Shares (1)(2)	% of Class (1)(2)
SVKPTS Capital LLC (37)	183,191	183,191	-	-
Christopher Hayes	14,659	14,659	-	-
Goldie Holdings Inc. (38)	73,278	73,278	-	-
John Scott Bradley & Jenny Bradley	73,278	73,278	-	-
Rishi K. Patel	36,640	36,640	-	-
Joel Yanowitz and Amy B. Metzenbaum, Trustees of the Yanowitz\Metzenbaum Family Trust - 2003, u/t/a dated July 22, 2003 (39)	43,969	43,969	-	-
Sakumzi Justice Macozoma	146,554	146,554	-	-
Dennis F. Trainor	146,554	146,554	-	-
David Saferstein	73,278	73,278	-	-
Richard Patrick Mulkerrins	21,986	21,986	-	-
Richard Roth (40)	53,498	36,640	16,858	*
Douglas Scott Aaron	73,278	73,278	-	-
Amy J. Genovese	439,659	439,659	-	-
David Dent	73,278	73,278	-	-
JAPS CAPITAL LLC (41)	146,554	146,554	-	-
Vista Capital Investments, LLC (42)	293,106	293,106	-	-
Hurricane Capital Management LLC (43)	36,640	36,640	-	-
Paul Herzoff	73,278	73,278	-	-
Inwoody LP (44)	278,452	278,452	-	-
C. James Prieur & Karen A. Prieur JTWROS	146,554	146,554	-	-
Stephen Gao	354,991	354,991	-	-
Mark Wemett	147,512	147,512	-	-
Maurice Berkower	36,640	36,640	-	-
JEB Partners, L.P. (45)	732,761	732,761	-	-
Lester Petracca (46)	901,287	732,761	168,526	1.5%
Reichenberg Superannuation Fund (47)	73,278	73,278	-	-
Christopher Reynolds	209,780	36,640	173,140	*
James Besser	146,554	146,554	-	-
Michael Pierce (48)	347,986	219,831	128,155	*
Blackwell Partners LLC - Series A (49)	1,093,278	1,093,278	-	-
Nantahala Capital Partners Limited Partnership (49)	467,500	467,500	-	-
Nantahala Capital Partners II Limited Partnership (49)	1,361,469	1,361,469	-	-
Nantahala Capital Partners SI LP (49)	3,486,469	3,486,469	-	-
NCP QR LP (49)	568,623	568,623	-	-
Silver Creek CS SAV, L.L.C. (49)	350,261	350,261	-	-
Jamey Gelardi	35,012	35,012	-	-
Sandra Shapiro TOD Andrew Shapiro & Deborah Shapiro	35,012	35,012	-	-
Harold S. Reisenfeld Trust 2/20/91 (50)	70,020	70,020	-	-
IRAR Trust FBO Bruce Inglis IRA 35-39056 (51)	21,007	21,007	-	-
Dennis Moylan	219,797	219,797	-	-
Ordian Limited (52)	35,012	35,012	-	-
Bryan Musk	35,012	35,012	-	-
Radha Freese (53)	92,230	88,223	4,007	*
Elvis Rizvic	35,012	35,012	-	-
Richard Lennon	35,012	35,012	-	-
Beacon Investments, LLC (54)	140,036	140,036	-	-
Blue Citi LLC (55)	210,051	210,051	-	-
Michael J. Cutler	35,012	35,012	-	-
Jon Vogler	16,806	16,806	-	-
Richard Kempski	36,747	21,007	15,740	*
R. Douglas Armstrong (56)	70,020	70,020	-	-
Jacqui Marucci	35,012	35,012	-	-
Jason M. Halpern	70,020	70,020	-	-
Frederick B. Polak (57)	52,987	35,012	17,975	*
Margrit Polak	50,752	35,012	15,740	*
Robin Model-Lornitzo	35,012	35,012	-	-

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (1)	Maximum Number of Shares to be Offered in the Offering	Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
			# of Shares (1)(2)	% of Class (1)(2)
James G. Kelley Revocable Trust (58)	101,500	70,020	31,480	*
Alpha Capital Anstalt (59)	1,190,282	1,190,282	-	-
Michael Berlinger	35,012	35,012	-	-
David Swerdloff	28,009	28,009	-	-
Emerald Shoals Targeted Opportunities Fund, LP (60)	221,741	221,741	-	-
Clayton A. Struve (61)	364,092	332,612	31,480	*
Debra Reuben Trust (62)	205,703	147,829	57,874	*
Ira Kalfus	59,133	59,133	-	-
Jeffrey Funk	105,395	73,915	31,480	*
Christy Ericson	147,829	147,829	-	-
Barry Fries	184,785	184,785	-	-
David James Southwood	147,829	147,829	-	-
Tim T. Issac	73,915	73,915	-	-
Dennis Keating	36,958	36,958	-	-
Mark Edwards	29,568	29,568	-	-
Ronald Gress, Jr.	81,308	81,308	-	-
Robert R. Gonzalez	73,915	73,915	-	-
James S. Kiening	36,958	36,958	-	-
Kenneth Embley	147,829	147,829	-	-
Thomas Greenwell & Tracy Greenwell	59,133	59,133	-	-
Mark F. Bailey (63)	369,568	369,568	-	-
Nicholas Lordi	73,915	73,915	-	-
David DiQuollo	73,915	73,915	-	-
Robert M. Herbst	273,749	147,829	125,920	*
John Pinion	147,829	147,829	-	-
Robert Hayes	147,829	147,829	-	-
Eugene A. Bauer	52,698	36,958	15,740	*
George R. Murphy	73,915	73,915	-	-
Todd Zahnow	52,698	36,958	15,740	*
Martyn Oliver	88,698	88,698	-	-
Nikhil Rajwade	36,958	36,958	-	-
Arnie Ross	91,846	88,698	3,148	*
Darren Brock	59,133	59,133	-	-
Marcos Pagani (64)	147,829	147,829	-	-
Michael Rapoport	73,915	73,915	-	-
Kenneth Larsen	36,958	36,958	-	-

*	less than 1%.
(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options or warrants currently exercisable, or exercisable within 60 days of October 20, 2020, and shares of Common Stock payable as dividends on our Series B Preferred Stock within 60 days of October 20, 2020, are counted as outstanding for computing the percentage of the selling stockholder holding such options, warrants or Series B Preferred Stock but are not counted as outstanding for computing the percentage of any other selling stockholder. Notwithstanding the foregoing, certain selling stockholders may not have voting or investment power over such shares, and therefore may not beneficially own such shares, due to their inability to exercise warrants or convert shares of preferred stock as a result of certain contractual beneficial ownership limitations contained therein.

(2)

Assumes all of the shares of Common Stock offered are sold.  Assumes each holder of Series C Preferred Stock holds the Series C Preferred Stock until the 48th month anniversary of the initial closing of the Private Placement. Percentage ownership is based on 24,662,299 shares of Common Stock issued and outstanding on October 20, 2020, and assumes that all shares of Common Stock issued upon conversion of the Series C Preferred Stock and payable as dividends on the Series C Preferred Stock are outstanding.

(3)	Gregg D. Rock is a natural person with voting and dispositive power of the common stock held by the Gregg D. Rock D.P.M., P.C. Defined Benefit Plan.

(4)	Jeffrey S. Coopersmith, Gregg D. Rock and Michael E. Simon share voting and dispositive power of the common stock held by GDR Associates GP.
(5)	Jeffrey S. Coopersmith is a trustee with voting and dispositive power over the common stock held by the Aimee E. Coopersmith 2010 Trust.
(6)	Barry Zemel is a trustee with voting and dispositive power over the common stock held by the Zemel Family Trust.
(7)	John H. Abeles is a natural person with voting and dispositive power of the common stock held by Northlea Partners LLLP.
(8)	Ben Manny and Gay Cecily Manny are trustees with voting and dispositive power over the common stock held by the Manny Family Revocable Trust.
(9)	Ronald D. Wenger and Linda T. Wenger are trustees with voting and dispositive power over the common stock held by the Ronald D. Wenger Trust.
(10)	Michael G. Layman is a natural person with voting and dispositive power of the common stock held by Emerald Shoals Ventures LLC.
(11)	Prashant Gabani is a natural person with voting and dispositive power of the common stock held by Infinity Capital Ventures LLC.
(12)

Consists of (i) 625 shares of common stock underlying 2,500 shares of Series B Preferred Stock, which is immediately convertible held jointly by John C. Boyer and Marilyn L. Boyer and (ii) 13,426 shares of common stock held individually by John C. Boyer.

(13)	David Freshwater is a trustee with voting and dispositive power over the common stock held by the Diana and David Freshwater Living Trust, dated January 20, 2004.
(14)	Yair Wainberg is a natural person with voting and dispositive power of the common stock held by GYO Ventures LLC.
(15)	David S. Nagelberg is a trustee with voting and dispositive power over the common stock held by the David S. Nagelberg 2003 Revocable Trust.
(16)	John Yandle and Heather Yandle are trustees with voting and dispositive power over the common stock held by the Yandle Family Revocable Trust September 5, 2001.
(17)	Bernard D. Paul is a trustee with voting and dispositive power over the common stock held by the Declaration of Trust of Bernard D. Paul, dated December 23, 1976, as amended.
(18)	Allison D. Feldman is a trustee with voting and dispositive power over the common stock held by the Jaden T. Feldman Irrevocable Trust.
(19)	Allison D. Feldman is a trustee with voting and dispositive power over the common stock held by the Jasper M. Feldman Irrevocable Trust
(20)	Philip A. Romm is a natural person with voting and dispositive power of the common stock held by Philip A. Romm MD PC.
(21)	Daniel Feigenbaum is a natural person with voting and dispositive power of the common stock held by College Trader Co.
(22)	Daniel Feigenbaum is a natural person with voting and dispositive power of the common stock held by Major American Marketing International Company.
(23)	Isaac H. Isakow and Jennifer L. Isakow are trustees with voting and dispositive power over the common stock held by the Isaac H. Isakow and Jennifer L. Isakow 2014 Revocable Living Trust.
(24)

Greg Blackfelner and Bridge Blackfelner are trustees with voting and dispositive power over the common stock held by The Blackfelner Family Trust. Greg Blackfelner is a natural person with voting and dispositive power over an additional 55,090 shares of common shares held in his own name.

(25)	Duane Blech and Andrea Blech are trustees with voting and dispositive power over the common stock held by The Duane and Andrea Blech Revocable Trust dated August 10, 2005.
(26)

Consists of: (i) 15,333 shares of common stock held by Pensco Trust Company FBO William Stone IRA, of which Mr. Stone holds voting and dispositive power, (ii) 2,438 shares of common stock held by William C. Stone SEP IRA, of which Mr. Stone holds voting and dispositive power and (iii) 58,288 shares of common stock held directly by Mr. Stone.

(27)	Daniel Kikirov is a natural person with voting and dispositive power of the common stock held by EME Kikirov, Inc.
(28)

Stephen Bolduc is a natural person with voting and dispositive power of the capital stock held by First Riverside Investors, LP. Includes 9,375 shares of common stock underlying 37,500 shares of Series B Preferred Stock, which is immediately convertible.

(29)	Jacobo Toledano is a natural person with voting and dispositive power of the common stock held by Wincorp Universal Limited.
(30)	Roger Clarke and Ethna Serkanic are trustees with voting and dispositive power over the common stock held by The Roger C. Clarke Revocable Trust dated April 28, 2009.
(31)	Marc Ber and Lesley Ann Ber are natural persons with voting and dispositive power of the common stock held by Lamb Superannuation Fund.
(32)	Leonid Redensky is a natural person with voting and dispositive power of the common stock held by Stone Tower Investments LLC.
(33)	Barbara Feingold is a trustee with voting and dispositive power of the common stock held by the Barbara S. Feingold Irrevocable Trust – 2015.
(34)	Steven Moss is a trustee with voting and dispositive power of the common stock held by The Samantha M. Feingold 2014 Irrevocable Trust B.
(35)	Glen Feingold and Barbara Feingold are trustees with voting and dispositive power of the common stock held by the Glen S. Feingold Irrevocable Trust – 2015.
(36)	Eric Feingold and Barbara Feingold are trustees with voting and dispositive power of the common stock held by the Eric I. Feingold Irrevocable Trust – 2015.
(37)	Sarit Dhupa and Ingrid Vivianne Villanueva Dhupa are natural persons with voting and dispositive power of the common stock held by SVKPTS Capital LLC.
(38)	Robert Gold is a natural person with voting and dispositive power of the common stock held by Goldie Holdings Inc.
(39)

Joel Yanowitz is a trustee with voting and dispositive power of the common stock held by the Joel Yanowitz and Amy B. Metzenbaum, Trustees of the Yanowitz\Metzenbaum Family Trust - 2003, u/t/a dated July 22, 2003.

(40)	Includes 782 shares of common stock underlying 3,125 shares of Series B Preferred Stock, which is immediately convertible.
(41)	Santiago Albanese Bras is a natural person with voting and dispositive power of the common stock held by JAPS CAPITAL LLC.
(42)	David Clark is a natural person with voting and dispositive power of the common stock held by Vista Capital Investments, LLC.
(43)	Brian Feinglass and Geoffrey Goldstein are natural persons with voting and dispositive power of the common stock held by Hurricane Capital Management LLC.
(44)	Adrian Charles Kimberly is a natural person with voting and dispositive power of the common stock held by Inwoody LP.
(45)	James Besser is a natural person with voting and dispositive power of the common stock held by JEB Partners, L.P.
(46)	Includes 7,813 shares of common stock underlying 31,250 shares of Series B Preferred Stock, which is immediately convertible.
(47)	Irving Martin Reichenberg and Maxine Reichenberg are natural persons with voting and dispositive power of the common stock held by Reichenberg Superannuation Fund.
(48)	Includes 1,563 shares of common stock underlying 6,250 shares of Series B Preferred Stock, which is immediately convertible.
(49)

Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder.

(50)	Cynthia Reisenfeld and Harold Reisenfeld are trustees with voting and dispositive power of the common stock held by the Harold S. Reisenfeld Trust 2/20/91.
(51)	Bruce Inglis is a natural person with voting and dispositive power of the common stock held by IRAR Trust FBO Bruce Inglis IRA 35-39056.
(52)	Alex Vergopoulos is a natural person with voting and dispositive power of the common stock held by Ordian Limited.

(53)	Includes 2,813 shares of common stock underlying 11,250 shares of Series B Preferred Stock, which is immediately convertible.
(54)	Brandon Rehrer and Russel Lieblick are natural persons with voting and dispositive power of the common stock held by Beacon Investments, LLC.
(55)	Linda Malin is a natural person with voting and dispositive power of the common stock held by Blue Citi LLC.
(56)	R. Douglas Armstrong is affiliated with a FINRA member broker-dealer.
(57)	Includes 1,563 shares of common stock underlying 6,250 shares of Series B Preferred Stock, which is immediately convertible.
(58)

James G. Kelley is a trustee with voting and dispositive power of the common stock held by the James G. Kelley Revocable Trust. James G. Kelley is a natural person with voting and dispositive power over an additional 31,480 shares of common shares held in his own name.

(59)	Konrad Ackermann is a natural person with voting and dispositive power of the common stock held by Alpha Capital Anstalt.
(60)	Michael G. Layman is a natural person with voting and dispositive power of the common stock held by Emerald Shoals Targeted Opportunities Fund, LP.
(61)	Clayton A. Struve is affiliated with a FINRA member broker-dealer.
(62)

Debra Reuben is a trustee with voting and dispositive power of the capital stock held by the Debra Reuben Trust. Includes 7,625 shares of common stock underlying 30,500 shares of Series B Preferred Stock, which is immediately convertible.

(63)	Mark F. Bailey is affiliated with a FINRA member broker-dealer.
(64)	Marcos Pagani is affiliated with a FINRA member broker-dealer.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and does not purport to be complete.  It is subject to and qualified in its entirety by reference to our articles of incorporation, as amended (the “Articles of Incorporation”) and our bylaws, as amended (the “Bylaws”), each of which is incorporated herein by reference. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Nevada Revised Statutes, as amended (“NRS”), for additional information.

Authorized Stock

We are authorized to issue up to 100,000,000 shares of capital stock, including 95,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management.

Common Stock

Each outstanding share of our Common Stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by our board of directors acting pursuant to a resolution approved by the affirmative majority of the entire board of directors. Stockholders may not take action by written consent. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our Common Stock have equal ratable rights to such dividends as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders our Common Stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares our common stock are fully paid and nonassessable. Holders our Common Stock do not have preemptive rights.

The rights, preferences and privileges of holders our Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, 3,693,070 of which shares are undesignated, with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders our Common Stock.

Series A Preferred Stock

Our board of directors previously established a series of preferred stock designated as Series A Preferred Stock (“Series A Preferred Stock”), comprising 278,530 shares of preferred stock. Subject to superior rights of any other outstanding preferred stock from time to time, each outstanding share of Series A Preferred Stock is entitled to receive, in preference to our Common Stock, cumulative dividends, payable quarterly in arrears, at an annual rate of 3% of $1.00 per share (the “Series A Stated Value”). We have never paid dividends on shares of our Common Stock and we do not intend to do so for the foreseeable future.  Series A Preferred Stock does not have any voting rights. In the event of liquidation, each share of Series A Preferred Stock is entitled to receive, in preference to our common stock and pari passu with the Series B Preferred Stock and Series C Preferred Stock, a liquidation payment equal to the Series A Stated Value (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock), plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The Series A Preferred Stock cannot be transferred without our prior written consent.

Series B Preferred Stock

Our board of directors previously established a series of preferred stock designated as Series B Preferred Stock (“Series B Preferred Stock”), comprising 1,000,000 shares of preferred stock. Subject to superior rights of any other outstanding preferred our from time to time, each outstanding share of Series B Preferred Stock is entitled to receive, in preference to our Common Stock and pari passu with the Series A Preferred Stock and Series C Preferred Stock, annual cumulative dividends equal to 9% of $8.00 per share (the “Series B Stated Value”), accruing quarterly on the date of issue and payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year. At the time shares of Series B Preferred Stock are converted into our Common Stock, accrued and unpaid dividends will be paid in  shares of our Common Stock. In the event we elect to declare any dividends on our Common Stock, the Series B Preferred Stock is entitled to participate in such dividends on an as-converted basis. We have never paid dividends on shares of our Common Stock and we do not intend to do so for the foreseeable future.  Series B Preferred Stock is entitled to vote with our Common Stock, on an as-converted basis, as a single class. In the event of liquidation, each share of Series B Preferred Stock is entitled to receive, in preference to our Common Stock and pari passu with the Series A Preferred Stock and Series C Preferred Stock, a liquidation payment equal to the Series B Stated Value plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

Each share of Series B Preferred Stock may be converted into 0.25 fully paid shares our Common Stock at the option of a holder as long as we have sufficient authorized and unissued shares our Common Stock available. The conversion rate may be adjusted in the event of a reverse stock split, merger or reorganization. The Series B Preferred Stock will automatically convert into our Common Stock on the earlier of (i) April 29, 2021, or (ii) upon the approval of VAL-083 by the U.S. Food and Drug Administration or the European Medicines Agency so long as the closing bid price our Common Stock at the time of such approval is at least $80.00 per share.

Series C Preferred Stock

Our board of directors previously established a series of preferred stock designated as Series C Preferred Stock (“Series C Preferred Stock”), comprised of three classes: 22,000 shares have been designated as Series C-1 Preferred Stock, 2,700 shares have been designated as Series C-2 Preferred Stock and 3,700 shares have been designated as Series C-3 Preferred Stock.  Each class of Series C Preferred Stock has identical terms, except for the Conversion Price of the particular class of Series C Preferred Stock.

Dividends. The Series C Preferred Stock will be entitled to receive dividends, payable in shares our common stock at a rate of 10%, 15%, 20% and 25% of the number of shares our Common Stock issuable upon conversion of the Series C Preferred Stock, on the 12th, 24th, 36th and 48th month, anniversary of the initial closing of the private placement offering of the Series C Preferred Stock (the “Private Placement”),  which occurred on August 19, 2020. Dividends will be payable in shares our Common Stock and will only be payable to those holders that continue to hold the Series C Preferred Stock on the respective anniversary dates of August 19, 2020. In addition, each holder of Series C Preferred Stock will be entitled to receive dividends equal, on an as-converted to shares of our Common Stock basis, to and in the same form as dividends actually paid on shares our Common Stock when, as, and if such dividends are paid on shares our Common Stock. We have never paid dividends on shares our Common Stock and we do not intend to do so for the foreseeable future.

Rank. The Series C Preferred Stock will rank pari passu with the shares of Series A Preferred Stock and Series B Preferred Stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series C Preferred Stock, together with the Series A Preferred Stock and Series B Preferred Stock, will be entitled to receive distributions out of our assets in an amount per share equal to $1,000 with respect to the Series C Preferred Stock (and $1.00 and $8.00 per share, respectively, for the Series A Preferred Stock and Series B Preferred Stock) plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares our Common Stock.

Conversion. Upon the earlier of (i) the four year anniversary of the initial closing of the Private Placement, which occurred on August 19, 2020, or (ii) the consent to conversion by holders of at least 50.1% of all of the then-outstanding shares of Series C Preferred Stock, without any action on the part of the holder, each share of Series C Preferred Stock will automatically convert into shares our Common Stock at the Conversion Price, as set forth below. In addition, each share of Series C Preferred Stock will be convertible, at any time and from time to time at the option of the holder, into that number of shares our Common Stock at the Conversion Price, subject to adjustment. The Conversion Price of the Series C Preferred Stock will equal the lesser of (i) the closing price of our Common Stock on Nasdaq on the date immediately preceding the signing of the applicable binding agreements for the applicable closing date of the Private Placement for which the Series C Preferred Stock is issued or (ii) the average closing price of our Common Stock on Nasdaq for the five trading days immediately preceding the signing of the applicable binding agreements for the applicable closing date of the Private Placement for which the Series C Preferred Stock is issued, subject to adjustment. The Conversion Prices for the Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock are $1.16, $1.214 and $1.15, respectively.

Conversion Price Adjustment:

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares our Common Stock on shares our Common Stock or any other common stock equivalents, subdivide or combine outstanding our Common Stock, or reclassify our Common Stock, the Conversion Price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares our Common Stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Fundamental Transaction. If we effect a fundamental transaction, then upon any subsequent conversion of Series C Preferred Stock, the holder thereof shall have the right to receive, for each share our Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s common stock or our Common Stock, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares our Common Stock into which Series C Preferred Stock is convertible immediately prior to such fundamental transaction. A fundamental transaction means: (i) a merger or consolidation with or into another entity, (ii) any sale of all or substantially all of our assets in one transaction or a series of related transactions, or (iii) any reclassification our Common Stock or any compulsory share exchange by which our Common Stock is effectively converted into or exchanged for other securities, cash or property.

Voting Rights. Except as otherwise provided in the Certificate of Designation of Preferences, Rights and Limitations for the applicable class of Series C Preferred Stock (the “Certificate of Designation”) or required by law, Series C Preferred Stock shall have no separate class voting rights. The Certificate of Designation provides that each share of Series C Preferred Stock will entitle its holder to vote with our Common Stock on an as-converted basis. Notwithstanding certain protections in the Certificate of Designation, Nevada law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series C Preferred Stock generally will be entitled to vote as a class upon a proposed amendment to our Articles of Incorporation if the amendment would:

•	increase or decrease the aggregate number of authorized shares of Series C Preferred Stock;
•	increase or decrease the par value of the shares of Series C Preferred Stock;

•

authorize or issue an additional class or series of capital stock that ranks senior to the Series C Preferred Stock with respect to dividends, redemption or distribution of assets upon liquidation, dissolution or winding up of the Company or entering into any agreement with respect to the foregoing; or

•	alter or change the powers, preferences, or special rights of the shares of Series C Preferred Stock so as to affect them adversely.

Fractional Shares. No fractional shares our common stock will be issued upon conversion of Series C Preferred Stock. Rather, we will round up to the next whole share.

Warrants

KTRA Warrants

June 2019 Warrants

As part of the Company’s registered direct offering completed June 5, 2019, we issued 760,500 share purchase warrants (the “June 2019 Warrants”). The June 2019 Warrants have an exercise price of $3.10 per share and are immediately exercisable and have a term of exercise of five years.  There are currently 760,500 June 2019 Warrants outstanding.

Exercisability. The June 2019 Warrants are exercisable on the date of issuance, and at any time thereafter up to five years from the initial exercise date, at which time any unexercised June 2019 Warrants will expire and cease to be exercisable. The June 2019 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the June 2019 Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the June 2019 Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the June 2019 Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the June 2019 Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a June 2019 Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder does not have the right to exercise any portion of the June 2019 Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the June 2019 Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The June 2019 Warrants have an exercise price of $3.10 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the June 2019 Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the June 2019 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the June 2019 Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the June 2019 Warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the June 2019 Warrants with the same effect as if such successor entity had been named in the June 2019 Warrants itself. If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the June 2019 Warrants following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the June 2019 Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a June 2019 Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the June 2019 Warrant.

2019 PA Warrants

As part of the Company’s registered direct offering completed June 5, 2019, we issued warrants to purchase 46,800 shares of Common Stock to the placement agents or their designated affiliates (the “2019 PA Warrants”). The 2019 PA expire June 5, 2024. The 2019 PA Warrants are exercisable at a price per share equal to $3.875 and are not redeemable. The 2019 PA are transferable and contain unlimited demand registration rights at the holder’s expense and unlimited piggy-back registration rights at our expense for until June 5, 2024.  There are currently 46,800 2019 PA Warrants outstanding.

August 2019 Warrants

On August 16, 2019, the Company closed on the sale common warrants to purchase an aggregate of 7,762,500 shares of Common Stock (the “August 2019 Warrants”). The August 2019 Warrants have substantially the same terms as the June 2019 Warrants, except that they have an exercise price of $1.00 per share and any unexecuted August 2019 Warrants will automatically be exercised through a cashless exercise. There are currently 6,582,793 August 2019 Warrants outstanding.

2019 Underwriter Warrants

In connection with the issuance of the August 2019 warrants, the Company issued the representatives of the underwriters warrants to purchase a number of shares equal to five percent (5%) of the total number of shares of Common Stock sold in the offering (the “2019 Underwriter Warrants”). The 2019 Underwriter Warrants contain a cashless exercise feature and are exercisable for shares of Common Stock on a cash or cashless basis at an exercise price of $1.15 per share. The 2019 Underwriter Warrants expire August 14, 2022. The number of 2019 Underwriter Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately, as permitted by FINRA Rule 5110(f)(2)(G). There are currently 377,500 2019 Underwriter Warrants outstanding.

Placement Agent Warrants

In connection with the Private Placement, the placement agent received warrants exercisable for shares of Series C Preferred Stock in an amount equal to ten percent of the number of Investment Shares sold in the Private Placement (the “Placement Agent Warrants”). On August 31, 2020, the Company issued Placement Agent Warrants to purchase 1,959 shares of the Company’s Series C-1 Preferred Stock, 219 shares of the Company’s Series C-2 Preferred Stock and 326 shares of Series C-3 Preferred Stock.

The Placement Agent Warrants have an exercise price of $1,000 per share, provide for a cashless exercise feature and are exercisable until August 19, 2024. The Series C Preferred Stock issuable upon exercise of the Placement Agent Warrants will be convertible into shares of our Common Stock and will be entitled to the same dividend rights as the Series C Preferred Stock.

Adgero Warrants

In connection with the acquisition of Adgero Biopharmaceuticals Holdings, Inc. (“Adgero”) on August 19, 2020, each outstanding warrant to purchase Adgero common stock was converted into a warrant exercisable for that number of shares of the Company’s common stock equal to the product of (x) the aggregate number of shares of Adgero common stock for which such warrant was exercisable and (y) 1.5740, with an exercise price of $3.18 per share. As of October 20, 2020, the aggregate number of shares of our Common Stock underlying the Adgero Investor Warrants, Replacement Warrants and Adgero Placement Agent Warrants described below is 2,313,904.

Investor Warrants

In connection with Adgero’s private placement, for which closings occurred April 8, 2016 through September 9, 2016 (the “2016 Private Placement”), Adgero issued warrants to investors to purchase an aggregate 1,873,299 shares of common stock (the “Adgero Investor Warrants”), inclusive of Adgero Investor Warrants to purchase 87,099 shares of common stock issued pursuant to the conversion of certain notes in connection with the 2016 Private Placement. The Adgero Investor Warrants are exercisable at an exercise price equal to $5.00 per share. The Adgero Investor Warrants are exercisable immediately upon issuance and have a five-year term. The Adgero Investor Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Adgero Investor Warrants. No fractional shares will be issued upon the exercise of the Adgero Investor Warrants. Prior to the expiration date of the Adgero Investor Warrants, the Company has the option to redeem all of the Adgero Investor Warrants then outstanding upon not less than thirty (30) days nor more than sixty (60) days prior written notice to the Adgero Investor Warrant holders at any time provided that, at the time of delivery of such notice (i) there is an effective registration statement covering the resale of the Adgero Investor Warrant shares, and (ii) the closing price of the Company’s common stock for each of the twenty (20) consecutive trading days prior to the date of the notice of redemption is at least $12.50, as proportionately adjusted to reflect any stock splits, stock dividends, combination of shares or like events. The redemption price to be paid to the holders of the Adgero Investor Warrants will be $0.0001 for each share of common stock to which the holder of the Adgero Investor Warrant would then be entitled upon exercise of the Adgero Investor Warrant being redeemed.

In connection with a December 2016 private placement (the “December 2016 Private Placement”), Adgero issued the December 2016 Private Placement Warrant to purchase 400,000 shares of common stock at an exercise price of $5.00 per share. The December 2016 Private Placement Warrant have substantially the same terms as the Adgero Investor Warrants, except that registration rights were not granted in connection with the December 2016 Private Placement Warrant.

In connection with the conversion of the notes issued pursuant to an asset purchase agreement with St. Cloud Investments, LLC (the “St. Cloud Agreement”), Adgero issued warrants to purchase 73,998 shares of Common Stock at an exercise price of $5.00 per share, to holders of notes issued pursuant to the St. Cloud Agreement. The warrants issued pursuant to the conversion of the convertible notes issued pursuant to the St. Cloud Agreement have substantially similar terms as the Adgero Investor Warrants.

Replacement Warrants

In connection with the 2016 merger transaction, Adgero issued warrants to purchase 30,864 shares of common stock at an exercise price of $5.00 per share to holders of warrants to purchase an aggregate of 250,000 shares of Common Stock of Adgero Biopharmaceuticals, Inc. (the “Replacement Warrants”). The Replacement Warrants have substantially similar terms as the Adgero Investor Warrants.

Adgero Placement Agent Warrants

In connection with completion of the 2016 Private Placement, Adgero issued the placement agent warrants to purchase 367,418 shares of common stock at an exercise price of $5.00 as partial compensation. The warrants have a five-year term and provide cashless exercise.

In connection with the completion of the December 2016 Private Placement, Adgero issued the placement agent warrants to purchase 80,000 shares of common stock at an exercise price of $5.00 as partial compensation. The warrants have a five-year term and provide cashless exercise.

Anti-takeover Effects of Nevada Law and our Articles of Incorporation, as amended and Bylaws

Our Articles of Incorporation and Bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. Certain of these provisions are summarized below.

Special Meetings

Special meetings of the stockholders may only be called by our board of directors or such person or person authorized by the board of directors.

Business Combinations Act

The Business Combinations Act, Sections 78.411 to 78.444 of the NRS, restricts the ability of a Nevada “resident domestic corporation” having at least 200 stockholders of record to engage in any “combination” with an “interested stockholder” for two (2) years after the date that the person first became an interested stockholder, unless the combination meets all of the requirements of the articles of incorporation of the resident domestic corporation and (i) the purchase of shares by the interested stockholder is approved by the board of directors before that date or (ii) the combination is approved by the board of directors of the resident domestic corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the resident domestic corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least sixty percent (60%) of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.

If this approval is not obtained, then after the expiration of the two (2) year period, the business combination may still not be consummated unless it is a combination meeting all of the requirements of the articles of incorporation of the resident domestic corporation and either the “fair price” requirements specified in NRS 78.441 to 78.444, inclusive are satisfied or the combination is (a) a combination or transaction by which the person first became an interested stockholder is approved by the board of directors of the resident domestic corporation before the person first became an interested stockholder, or (b) a combination approved by a majority of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder, or any affiliate or associate of the interested stockholder.

“Interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (b) an affiliate or associate of the resident domestic corporation and at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

A “combination” is broadly defined and includes, for example, any merger or consolidation of a corporation or any of its subsidiaries with (i) an interested stockholder or (ii) any other entity that after and as a result of the merger or consolidation would be an affiliate or associate of the interested stockholder; or any sale, lease, exchange, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with an interested stockholder having: (x) an aggregate market value equal to more than 5% of the aggregate market value of the assets of a corporation, (y) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of a corporation, or (z) representing more than 10% of the earning power or net income of a corporation.

The provisions of Nevada law, our Articles of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have no provision in our articles of incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to us.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Revised Statute and subject to any limitations set forth in our articles of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent

The transfer agent and registrar for our Common Stock, Series B Preferred Stock and Series C Preferred Stock is Mountain Share Transfer, LLC.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling the shares of Common Stock, or interests in the shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in the shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell all or a portion of the shares of Common Stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part was declared effective by the SEC;
•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The aggregate proceeds to the selling stockholders from the sale of the shares of Common Stock offered by it will be the purchase price of the shares of Common Stock less discounts or commissions, if any. The selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Common Stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved but, except as set forth in a supplement to this prospectus to the extent required, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110).

In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares of Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances as permitted by applicable law, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act. In such event, any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are deemed to be “underwriters” under the Securities Act (if any) will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Except as set forth in the footnotes to the Selling Stockholder table, each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to engage in a distribution of the shares of common stock. Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the distribution of shares of Common Stock, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being distributed and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders may sell all, some or none of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the shares of Common Stock registered hereunder will be freely tradable in the hands of persons other than our affiliates that acquire such shares.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Fennemore Craig, P.C., Reno, Nevada, passed upon the validity of the shares of Common Stock that may be offered hereby.

EXPERTS

The consolidated balance sheet of Kintara Therapeutics, Inc. as of June 30, 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Kintara Therapeutics, Inc. at June 30, 2019, and for the year then ended, appearing in Kintara Therapeutics, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Exchange Act and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below. We also make available on our website under “Investors,” free of charge, our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC.   Our website address is www.kintara.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the Common Stock offered hereby.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our Common Stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as filed with the SEC on September 18, 2020;

(2)

Our Current Reports on Form 8-K, as filed with the SEC on August 17, 2020, August 21, 2020, August 25, 2020 and September 1, 2020, and the Company’s Current Report on Form 8-K/A filed with the Commission on August 24, 2020; and

(3)

The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on July 8, 2016, including any amendments and reports filed for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (2) until all of the Common Stock to which this prospectus relates has been sold or the offering is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act, will be deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and to be a part hereof from the date of filing of such documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. To request a copy of any or all of these documents, you should write or telephone us at 12707 High Bluff Dr., Suite 200, San Diego, CA 92130, Attention: Chief Financial Officer or (858) 350-4364.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee.

Amount
SEC registration fee	$5,649.81
Legal fees and expenses	$50,000
Accountant’s fees and expenses	$25,000
Miscellaneous fees and expenses	$20,000
Total	$100,649.81

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Neither Kintara’s Articles of Incorporation, as amended, or Bylaws prevent Kintara from indemnifying its officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.751 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS Section 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS Section 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS Section 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no stockholder, director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, Kintara has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered, Kintara will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed hereby in the Securities Act and Kintara will be governed by the final adjudication of such issue.

Kintara has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that Kintara will indemnify each of its directors and such officers to the fullest extent permitted by law and its articles and its bylaws.

Kintara also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of Kintara arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 16.	EXHIBITS.

Exhibit No.	Description
3.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 17, 2010)
3.2	Articles of Merger of the Company (incorporated by reference to Exhibit 3.1(b) of the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2013)
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 17, 2010)
3.4	Amendment to Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2013)
3.5	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2014)
3.6	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)
3.7	Certificate of Change (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2016)
3.8	Certificate of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2016)
3.9

Certificate of Amendment to the Articles of Incorporation, as amended, of DelMar Pharmaceuticals Inc., dated April 11, 2018 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2018)

3.10

Certificate of Correction to the Company’s articles of incorporation, filed with the Secretary of State of the State of Nevada on April 17, 2019 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2019)

3.11

Certificate of Change of DelMar Pharmaceuticals, Inc., dated May 7, 2019 and effective May 8, 2019 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2019)

3.12

Certificate of Amendment to the Articles of Incorporation, as amended, of DelMar Pharmaceuticals Inc., dated June 26, 2019 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2019)

3.13

Certificate of Amendment to the Articles of Incorporation of the Company, dated August 19, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2020)

3.14

Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2020)

3.15

Certificate of Designation of Preferences, Rights and Limitations of Series C-2 Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 25, 2020)

3.16

Certificate of Designation of Preferences, Rights and Limitations of Series C-3 Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2020)

5.1	Opinion of Fennemore Craig, P.C.
10.1	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.43 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed with the SEC on July 2, 2020)
10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2020)
10.3

Placement Agency Agreement, dated as of June 24, 2020, by and among DelMar Pharmaceuticals, Inc. and Aegis Capital Corp. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2020)

23.1	Consent of Ernst & Young LLP
23.2	Consent of Marcum LLP
23.3	Consent of Fennemore Craig P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(A)         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)           That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on the 26th day of October, 2020.

KINTARA THERAPEUTICS, INC.

By:	/s/ Saiid Zarrabian
	Name:	Saiid Zarrabian
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on October 26, 2020. Each person whose signature appears below constitutes and appoints Saiid Zarrabian and Scott Praill, and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Saiid Zarrabian	Chief Executive Officer and Director	October 26, 2020
Saiid Zarrabian	(Principal Executive Officer)

/s/ Scott Praill	Chief Financial Officer	October 26, 2020
Scott Praill	(Principal Financial and Accounting Officer)

/s/ Robert J. Toth, Jr.	Director	October 26, 2020
Robert J. Toth, Jr.

/s/ Robert E. Hoffman	Director	October 26, 2020
Robert E. Hoffman

/s/ Laura Johnson	Director	October 26, 2020
Laura Johnson

/s/ John Liatos	Director	October 26, 2020
John Liatos

/s/ Keith Murphy	Director	October 26, 2020
Keith Murphy